FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
August 10, 2009	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Second Quarter Income;

Non-Cash Items Dominate Quarter Results

Salt Lake City, August 10, 2009, – FX Energy, Inc. (NASDAQ: FXEN) today announced financial results for its second quarter ended June 30, 2009. The Company reported net income of $11.1 million, or $0.26 per share, for the second quarter of 2009. Excluding non-cash foreign currency exchange gains of $13.8 million, the Company would have recorded a second quarter loss of $(2.7) million, or $(0.06) per share. Both figures compare to a net loss of $(1.5) million, or $(0.04) per share reported in the second quarter of 2008.

Non-cash Foreign Exchange Effects

The foreign exchange gain of $13.8 million for the second quarter of 2009 and the foreign exchange loss of ($6.7) million for the first half are both included in other income and expense. These figures come primarily from recognition of gains and losses on intercompany loans from FX Energy, Inc. to FX Poland, the Company’s wholly owned subsidiary. Foreign exchange effects like these are non-cash only, and are likely to continue to vary greatly depending upon future exchange rate changes.

Second Quarter Results

The Company’s total net production decreased from 427 Mmcfe during the second quarter of 2008 to 328 Mmcfe during the 2009 quarter. The production decline is due almost entirely to the Company’s Wilga well in eastern Poland, as discussed in previous releases and SEC filings. Production from the Zaniemysl well in western Poland where the Company owns a 24.5% interest remained basically unchanged.

Lower gas production led to lower revenues, $1.8 million for the 2009 second quarter versus $4.2 million for the 2008 quarter. Lower oil prices, $50.45 in the 2009 second quarter compared to $111.41 per barrel during the same quarter of 2008, also contributed to lower revenues. Gas prices in Poland were higher in the 2009 second quarter than in the same quarter of 2008, but a weaker Polish zloty resulted in a decrease when converted to U.S. dollars. The average exchange rate during the second quarter of 2008 was 2.18 zlotys per U.S. dollar. The average exchange rate during the second quarter of 2009 was 3.27 zlotys per U.S. dollar, a change of 50%.

Though gas production from the Wilga well is expected to continue to decline, total company-wide production is expected to increase later this year. Production from the Company’s largest discovery to date, the Roszkow well in Poland, remains on track to start within three months. The Roszkow well is expected to boost daily production at year-end 2009 to production levels well ahead of those of 2007 and 2008 year-end.

“Based upon a long history of production from the Rotliegend sandstone in Europe and our own Zaniemysl well, we believe that, unlike Wilga, these Rotliegend reservoirs will provide a much more stable and predictable production rate going forward,” said Clay Newton, VP Finance for FX Energy.

Six Month Results

The Company reported a net loss of $(13.3) million, or $(0.31) per share, for the first half of 2009. Excluding non-cash foreign currency exchange losses of $6.7 million, the Company would have recorded a first half loss of $(6.6) million, or $(0.16) per share, compared to a net loss of $(5.8) million, or $(0.15) per share reported in the first half of 2008. The Company reported earnings before interest, taxes, depreciation, amortization, exploration expense, and other non-cash charges (EBITDAX)(1) during the first half of 2009 of $(1.0) million, compared to $3.3 million in the first half of 2008. At June 30, 2009, the Company’s cash and investments were $6.4 million.

Oil and gas revenues for the 2009 first half were 52% lower than those recorded during the same period of 2008. The Company recognized oil and gas revenues of $3.6 million, compared to $7.5 million for the first half of 2008. Total revenues for the first half of 2009 were $4.2 million, compared to $9.4 million in the first half of 2008.

Natural gas production in Poland was 516 Mmcf during the first half of 2009, compared to 639 Mmcf during the same period of 2008, with the majority of the production decline associated with the Wilga well. Although gas prices in Poland were higher, average gas prices as reported in U.S. dollars declined by 31% from 2008 to 2009, a function of the weaker Polish zloty. The average exchange rate during the first half of 2008 was 2.29 zlotys per U.S. dollar. The average exchange rate during the second quarter of 2009 was 3.36 zlotys per U.S. dollar, a change of 47%.

Earnings Conference Call Today, Monday, August 10, 2009 at 4:30 P.M. Eastern (2:30 P.M. Mountain)

The Company will host a conference call and webcast today to discuss 2009 second quarter results and update operational items at 4:30 p.m. Eastern Time. Conference call information is as follows: U.S. dial-in-number: 888-329-8903; International dial-in-number: 719-325-2490. Passcode: 7315454. Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com. A rebroadcast will also be available through the Company’s website. For those that are unable to participate in the live call, a rebroadcast will be available for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

(1) Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization, and exploration expense (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production Company’s ability to internally fund exploration and development activities and to service debt. EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles. The table below reconciles EBITDAX with income from continuing operations as derived from the Company’s financial information.

EBITDAX:	Six Months Ended
	June 30, 2009	June 30, 2008
Net loss	$(13,314)	$(5,780)
Foreign exchange loss (gain)	6,680	(117)
Exploration expense	3,385	6,277
Depletion, depreciation and amortization	748	1,447
Interest (income) expense, net	271	(99)
Other non-cash items	1,235	1,526
EBITDAX	$(995)	$3,254

______________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(in thousands)

	June 30,	December 31,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$6,171	$16,588
Marketable securities	255	4,105
Receivables:
Accrued oil and gas sales	866	1,093
Other receivables	2,319	1,720
Input VAT receivable	815	2,514
Inventory	220	211
Other current assets	226	450
Total current assets	10,872	26,681

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	30,501	28,600
Unproved	2,760	2,770
Other property and equipment	7,210	6,667
Gross property and equipment	40,471	38,037
Less accumulated depreciation, depletion and amortization	(11,704)	(11,164)
Net property and equipment	28,767	26,873

Other assets:
Certificates of deposit	406	406
Loan fees	869	842
Total other assets	1,275	1,248

Total assets	$40,914	$54,802

-Continued-

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share data)

-Continued-

	June 30,	December 31,
	2009	2008
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,815	$7,779
Accrued liabilities	390	4,937
Total current liabilities	6,205	12,716

Long-term liabilities:
Notes payable	25,000	25,000
Asset retirement obligation	1,912	1,932
Total long-term liabilities	26,912	26,932

Total liabilities	33,117	39,648

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of June 30, 2009 and December 31, 2008; no shares
outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of June 30, 2009 and December 31, 2008; 42,451,228
and 42,202,878 shares issued and outstanding as of June 30,
2009 and December 31, 2008, respectively	42	42
Additional paid-in capital	159,654	158,075
Cumulative translation adjustment	21,515	17,137
Accumulated deficit	(173,414)	(160,100)
Total stockholders’ equity	7,797	15,154

Total liabilities and stockholders’ equity	$40,914	$54,802

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

(in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2009	2008	2009	2008
Revenues:
Oil and gas sales	$ 1,833	$ 4,197	$ 3,595	$ 7,469
Oilfield services	633	998	653	1,951
Total revenues	2,466	5,195	4,248	9,420

Operating costs and expenses:
Lease operating expenses	811	891	1,558	1,768
Exploration costs	1,265	2,226	3,385	6,277
Oilfield services costs	437	710	618	1,276
Depreciation, depletion and amortization	374	732	748	1,447
Accretion expense	8	21	16	42
Stock compensation	444	619	883	1,245
General and administrative	1,670	1,654	3,402	3,360
Total operating costs and expenses	5,009	6,853	10,610	15,415

Operating loss	(2,543)	(1,658)	(6,362)	(5,995)

Other income (expense):
Interest income (expense), net and
other income (expense)	(137)	76	(272)	99
Foreign exchange gain (loss)	13,770	94	(6,680)	116
Total other income (expense)	13,633	170	(6,952)	215
Net income (loss) Net loss	11,090	(1,488)	(13,314)	(5,780)

Other comprehensive income (loss)
Foreign currency translation adjustment	(10,983)	-	4,378	-
Increase (decrease) in market value of
available for sale marketable securities	-	82	-	(223)
Comprehensive income (loss)	$ 107	$ (1,406)	$ (8,936)	$ (6,003)

Net income (loss) per common share
Basic	$ 0.26	$ (0.04)	$ (0.31)	$ (0.15)
Diluted	$ 0.26	$ (0.04)	$ (0.31)	$ (0.15)
Weighted average common shares outstanding
Basic	42,451	40,303	42,424	39,678
Dilutive effect of stock options	153	-	-	-
Diluted	42,604	40,303	42,424	39,678

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	For the Six Months Ended
	June 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(13,314)	$(5,780)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation, depletion and amortization	748	1,447
Accretion expense	16	42
Amortization of bank fees	92	91
Stock compensation	883	1,245
Foreign exchange losses (gains)	5,410	(116)
Common stock issued for services	724	665
Increase (decrease) from changes in working capital items:
Receivables	509	(3,418)
Inventory	(9)	(33)
Other current assets	195	214
Other assets	(122)	61
Accounts payable and accrued liabilities	(2,623)	(1,930)
Net cash used in operating activities	(7,491)	(7,512)

Cash flows from investing activities:
Additions to oil and gas properties	(4,064)	(4,760)
Additions to other property and equipment	(545)	(523)
Additions to marketable securities	(10)	(204)
Proceeds from maturities of marketable securities	4,398	6,000
Net cash (used in) provided by investing activities	(221)	513

Cash flows from financing activities:
Payments on loan related to auction-rate securities	(2,709)	--
Proceeds from exercise of stock options and warrants	--	7,169
Net cash (used in) provided by financing activities	(2,709)	7,169

Effect of exchange rate changes on cash	4	--

Net increase (decrease) in cash	(10,417)	170
Cash and cash equivalents at beginning of year	16,588	4,262

Cash and cash equivalents at end of period	$6,171	$4,432